Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MOSAIC ACQUISITION CORP.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Mosaic Acquisition Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.    The Amended and Restated Certificate of Incorporation of the Corporation, which was filed on January 17, 2020, is hereby amended solely to reflect a change in the name of the Corporation by (i) deleting the first sentence of the Certificate of Incorporation and (ii) deleting Article I of the Certificate of Incorporation and inserting the following in lieu thereof:

“                    Article I

               Name

The name of the Corporation is Vivint Smart Home, Inc. (the “Corporation”).”

2.    The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware.

3.    The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 17th day of December, 2019.

MOSAIC ACQUISITION CORP.

By:	/s/ Dale R. Gerard
Name:	Dale R. Gerard
Title:	Interim Chief Financial Officer